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                                  Exhibit 99.1

      Central European Distribution Corporation Announces Completion of
            $8.4 Million Private Placement to Finance Acquisitions

Sarasota, Florida--(PRNewswire)--March 28, 2002--Central European Distribution Corporation (NASDAQ:CEDC - news) today announced that it has completed a private placement of 800,000 shares of its common stock at $10.50 per share, for gross proceeds of $8.4 million. Brean Murray and Co. acted as placement agent in the transaction.

  William Carey, President and CEO, said: "The participants in this placement were well-known national and international institutions, some of whom were current shareholders. We are pleased with the vote of confidence in us that some of our current, and past, investors have shown by participating in this offering. Additionally, we welcome our new shareholders and look forward to a long-term relationship with them."

  Neil Crook, CFO, added: "With the funds from this placement, we will finance the acquisitions of Damianex and Agis that we have previously announced and will use any remaining funds for general corporate purposes. The two companies to be acquired had combined net income of $2.5 million in 2001, and we expect the acquisitions to be accretive to the Company's net income in 2002. We are projecting net revenues of between $310-$315 million for 2002 and net earnings per share of between $1.10-$1.15. The net earnings per share projection includes the addition of the shares issued for the private placement and the completion of the two acquisitions."

  CEDC is the leading importer of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates seventeen regional distribution centers in major urban areas throughout Poland, one of Europe's fastest growing economies, from which it distributes many of the world's leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck's Pilsner, Foster's, Budweiser Budvar and Guinness Stout beers.

  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission Reports.


For more information, please contact:
James Archbold
Director of Investor Relations
(941) 330-1558
www.ced-c.com
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